Filed Pursuant to Rule 424(b)(3)

Registration No. 333-158666

PROSPECTUS SUPPLEMENT NO. 9

(to Prospectus dated July 23, 2009)

KAR AUCTION SERVICES, INC.

$150,000,000 Floating Rate Senior Notes Due 2014

$450,000,000 8 3/4% Senior Notes Due 2014

$425,000,000 10% Senior Subordinated Notes Due 2015

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 21, 2009. You should read this Prospectus Supplement No. 9 in connection with the prospectus, dated July 23, 2009, including the prospectus supplements dated August 12, 2009, September 11, 2009, October 14, 2009, October 28, 2009, November 3, 2009, November 9, 2009, December 2, 2009 and December 11, 2009. This Prospectus Supplement No. 9 is qualified by reference to the prospectus, including the prospectus supplements dated August 12, 2009, September 11, 2009, October 14, 2009, October 28, 2009, November 3, 2009, November 9, 2009, December 2, 2009 and December 11, 2009, except to the extent that the information in this Prospectus Supplement No. 9 supersedes the information contained therein.

SEE “RISK FACTORS” BEGINNING ON PAGE 16 OF THE PROSPECTUS, UNDER ITEM 1A IN THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008 AND UNDER ITEM 1A IN THE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2009 FOR A DISCUSSION OF CERTAIN RISKS YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and may be used by Goldman, Sachs & Co. in connection with offers and sales of the notes related to market-making transactions in the notes effected from time to time. Goldman, Sachs & Co. may act as principal or agent in these transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any proceeds from such sales.

GOLDMAN, SACHS & CO.

December 21, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2009 (December 16, 2009)

KAR Auction Services, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34568	20-8744739
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13085 Hamilton Crossing Boulevard

Carmel, Indiana 46032

(Address of principal executive offices) (Zip Code)

(800) 923-3725

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 16, 2009, KAR Auction Services, Inc. (the “Company”) issued a press release announcing the preliminary results of the Company’s cash tender offer (the “tender offer”) for its 10% Senior Subordinated Notes due 2015, its 8¾% Senior Notes due 2014 and its Floating Rate Senior Notes due 2014.

On December 18, 2009, the Company issued a press release announcing the amendment of the tender offer.

In addition, on December 18, 2009, the Company issued a press release announcing that the underwriters of the initial public offering of the Company’s common stock have partially exercised their option to purchase additional shares.

Copies of the Company’s respective press releases announcing the preliminary results of the tender offer, the amendment of the tender offer and the underwriters’ partial exercise of their option to purchase additional shares are filed as Exhibit 99.1, Exhibit 99.2 and Exhibit 99.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference in their entirety.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated December 16, 2009

99.2	Press release dated December 18, 2009

99.3	Press release dated December 18, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 21, 2009	KAR Auction Services, Inc.

/s/ Rebecca C. Polak
Rebecca C. Polak Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated December 16, 2009

99.2	Press release dated December 18, 2009

99.3	Press release dated December 18, 2009

Exhibit 99.1

December 16, 2009

For Immediate Release:

Eric Loughmiller

Executive Vice President and Chief Financial Officer

317-249-4254

eric.loughmiller@karauctionservices.com

KAR Auction Services, Inc. Announces Preliminary Results of

Tender Offer for Outstanding Notes

Carmel, IN— KAR Auction Services, Inc. (the “Company”) today announced preliminary results of its previously announced cash tender offer for its 10% Senior Subordinated Notes due 2015 (CUSIP No. 48238QAF2) (the “First Priority Notes”), its 8 3/4% Senior Notes due 2014 (CUSIP No. 48238QAE5) (the “Second Priority Notes”) and its Floating Rate Senior Notes due 2014 (CUSIP No. 48238QAD7) (the “Third Priority Notes” and, together with the First Priority Notes and the Second Priority Notes, the “Notes”).

As of 5:00 p.m., New York City time, on December 15, 2009 (the “Early Tender Date”), $231,361,000 aggregate principal amount of the First Priority Notes, $296,243,000 aggregate principal amount of the Second Priority Notes and $54,578,000 aggregate principal amount of the Third Priority Notes have been validly tendered and not validly withdrawn. Since at least $191,250,000 principal amount of First Priority Notes were validly tendered and not validly withdrawn as of the Early Tender Date, the Minimum Condition (as defined in the Offer to Purchase dated November 30, 2009) was satisfied. Because the repurchase amount of First Priority Notes validly tendered and not validly withdrawn as of the Early Tender Date is in excess of $213,600,000, which is the maximum aggregate consideration for Notes purchased in the tender offer, excluding accrued and unpaid interest, the Company does not expect to accept any validly tendered Second Priority Notes or Third Priority Notes for purchase in the tender offer and, therefore, such Second Priority Notes and Third Priority Notes will be returned to holders as soon as practicable.

The table below reflects certain unchanged terms of the tender offer:

CUSIP Number	Title of Security	Acceptance Priority Level	Aggregate Principal Amount Outstanding	Late Tender Offer Consideration(1)	Early Tender Premium(1)	Total Tender Offer Consideration(1)
48238QAF2	10% Senior Subordinated Notes due 2015	1	$425,000,000	$1,040	$40	$1,080
48238QAE5	8 3/4% Senior Notes due 2014	2	$450,000,000	$1,020	$40	$1,060
48238QAD7	Floating Rate Senior Notes due 2014	3	$150,000,000	$900	$40	$940

(1)	Per $1,000 principal amount of Notes accepted for purchase.

Holders of First Priority Notes that were validly tendered and not validly withdrawn on or before the Early Tender Date will receive the applicable Total Tender Offer Consideration for any such First Priority Notes accepted for purchase in the tender offer. Holders of First Priority Notes that are validly tendered after the Early Tender Date but before the expiration of the tender offer will receive only the applicable Late Tender Offer Consideration for any such First Priority Notes accepted for purchase in the tender offer.

Because the repurchase of First Priority Notes validly tendered and not validly withdrawn will exceed the maximum aggregate consideration for Notes purchased in the tender offer, the amount of First Priority Notes accepted for purchase in the tender offer will be subject to proration. We will determine the final proration factor as soon as practicable after the Expiration Date and will publicly announce the results of proration.

The time and date at which the tender offer will expire is 5:00 p.m., New York City time, on December 30, 2009 (unless extended). The Company currently expects the tender offer to be settled on December 31, 2009.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The tender offer is made only by, and pursuant to the terms of, the Offer to Purchase, the related Letter of Transmittal and the Company’s press release relating to the tender offer issued on December 10, 2009. The information in this press release is qualified by reference to those documents, except to the extent the terms of the tender offer described therein are amended by this press release. Subject to applicable law, the Company may further amend, extend, waive conditions to or terminate the tender offer.

Goldman, Sachs & Co. and RBC Capital Markets Corporation are the Dealer Managers for the tender offer. Persons with questions regarding the tender offer should contact Goldman, Sachs & Co. at (212) 357-4692 or (toll-free) (800) 828-3182 (Attention: Liability Management Group) or RBC Capital Markets Corporation (Attention: High Yield Capital Markets). Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer, at (212) 430-3774 (for banks and brokers only) or (866) 470-4300 (for all others and toll-free).

About KAR Auction Services

KAR Auction Services, Inc. is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 62 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 152 sites and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 87 sites across North America.

This press release may include information that could constitute forward-looking statements. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. Past results of the Company are not necessarily indicative of its future results. The Company does not undertake any obligation to update any forward-looking statements.

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2

Exhibit 99.2

December 18, 2009

For Immediate Release

Eric Loughmiller

Executive Vice President and Chief Financial Officer

317-249-4254

eric.loughmiller@karauctionservices.com

KAR Auction Services Announces Amendment of Tender Offer for Notes

Carmel, IN— KAR Auction Services, Inc. (the “Company”) today announced that it has amended its previously announced cash tender offer for its 10% Senior Subordinated Notes due 2015 (CUSIP No. 48238QAF2) (the “First Priority Notes”), its 8 3/4% Senior Notes due 2014 (CUSIP No. 48238QAE5) (the “Second Priority Notes”) and its Floating Rate Senior Notes due 2014 (CUSIP No. 48238QAD7) (the “Third Priority Notes” and, together with the First Priority Notes and the Second Priority Notes, the “Notes”). The tender offer has been amended such that the maximum aggregate consideration for Notes purchased in the tender offer, excluding accrued and unpaid interest, will be $243,639,925 (the “Maximum Payment Amount”).

The Company has also extended the time and date at which the tender offer will expire from 5:00 p.m., New York City time, on December 30, 2009 to 11:59 p.m., New York City time, on January 4, 2010, unless further extended (such date and time, as the same may be extended, the “Expiration Date”). Holders that have previously tendered Notes do not need to re-tender their Notes or take any other action in response to this amendment to the tender offer to receive the Total Tender Offer Consideration.

The Total Tender Offer Consideration, the Late Tender Offer Consideration, the Early Tender Premium and the Acceptance Priority Levels (each, as defined in the Offer to Purchase dated November 30, 2009) will remain the same and have not been amended. The Early Tender Date and the Withdrawal Deadline remain the same and occurred at 5:00 p.m., New York City time, on December 15, 2009.

On December 16, 2009, the Company announced preliminary results of its tender offer. Validly tendered Notes may no longer be withdrawn pursuant to the terms of the tender offer. Because the amount of cash the Company would be required to use to repurchase the First Priority Notes that have been validly tendered and not validly withdrawn will exceed the Maximum Payment Amount, the amount of First Priority Notes accepted for purchase in the tender offer will be subject to proration. The Company will determine the final proration factor as soon as practicable after the Expiration Date and will publicly announce the results of proration.

In addition to the applicable Tender Offer Consideration, holders whose Notes are accepted for purchase in the tender offer will receive accrued and unpaid interest to, but excluding, the date on which the tender offer is settled, which is now expected to be January 5, 2010.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The tender offer is made only by, and pursuant to the terms of, the Offer to Purchase, the related Letter of Transmittal and the Company’s press release relating to the tender offer issued on December 10, 2009. The information in this press release is qualified by reference to those documents, except to the extent the terms of the tender offer described therein are amended by this press release. Subject to applicable law, the Company may further amend, extend, waive conditions to or terminate the tender offer.

Goldman, Sachs & Co. and RBC Capital Markets Corporation are the Dealer Managers for the tender offer. Persons with questions regarding the tender offer should contact Goldman, Sachs & Co. at (212) 357-4692 or (toll-free) (800) 828-3182 (Attention: Liability Management Group) or RBC Capital Markets Corporation (Attention: High Yield Capital Markets). Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer, at (212) 430-3774 (for banks and brokers only) or (866) 470-4300 (for all others and toll-free).

About KAR Auction Services

KAR Auction Services, Inc. is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 62 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 152 sites, and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 87 sites across North America.

This press release may include information that could constitute forward-looking statements. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. Past results of the Company are not necessarily indicative of its future results. The Company does not undertake any obligation to update any forward-looking statements.

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Exhibit 99.3

December 18, 2009

For Immediate Release

Eric Loughmiller

Executive Vice President and Chief Financial Officer

317-249-4254

eric.loughmiller@karauctionservices.com

KAR Auction Services Announces Partial Exercise of Underwriters’ Option

to Purchase Additional Shares

Carmel, IN—KAR Auction Services, Inc. (the “Company”) today announced that the underwriters of its initial public offering have partially exercised their option to purchase additional shares, electing to purchase an additional 2,656,050 shares of common stock at the initial public offering price less the underwriting discount.

Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, BofA Merrill Lynch and J.P. Morgan acted as the joint bookrunners for the offering. Barclays Capital and BMO Capital Markets acted as lead managers for the offering. Baird, Barrington Research, BB&T Capital Markets, RBC Capital Markets and Stephens Inc. acted as co-managers for the offering.

The offering was made only by means of a prospectus, copies of which may be obtained from Goldman, Sachs & Co. at Prospectus Department, 85 Broad Street, New York, New York 10004 (toll-free: 1-866-471-2526; facsimile: 212-902-9316; email: prospectus-ny@ny.email.gs.com); or Credit Suisse Securities (USA) LLC, One Madison Avenue 1B, New York, New York 10010, Attention: Prospectus Department (toll-free: 1-800-221-1037).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About KAR Auction Services

KAR Auction Services, Inc. is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 62 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 152 sites, and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 87 sites across North America.

This press release may include information that could constitute forward-looking statements. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. Past results of the Company are not necessarily indicative of its future results. The Company does not undertake any obligation to update any forward-looking statements.

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